Exhibit 107

Calculation of Filing Fee Table

Form S-3
(Form Type)

Bionano Genomics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	—	—	—	—	—	—
	Equity	Preferred Stock, par value $0.0001 per share	—	—	—	—	—	—
	Debt	Debt Securities	—	—	—	—	—	—
	Other	Warrants	—	—	—	—	—	—
	Unallocated (Universal) Shelf	—	457(o)	(1)	(2)	$400,000,000	.00011020	$44,080
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	457(o)			$297,766,726	.00010910	$32,486(3)
	Total Offering Amounts					$400,000,000		$44,080
	Total Fees Previously Paid							$32,486
	Total Fee Offsets							—
	Net Fee Due							$11,594

(1)
There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate principal amount of debt securities and such indeterminate number of warrants to purchase common stock, preferred stock or debt securities as shall have an aggregate initial offering price not to exceed $400,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $400,000,000, less the aggregate dollar amount of all securities previously issued hereunder. The securities registered also include such indeterminate amount of all securities previously issued hereunder. The securities registered also include such indeterminate number of shares of common stock, preferred stock and amount of debt securities as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b under the heading “Instructions to the Calculation of Filing Fee Tables and Related Disclosure” of Part II, Item 16, of Form S-3 under the Securities Act.

(3)
The registrant previously paid a fee of $32,486 related to $297,766,726 of the registrant’s common stock that may be issued and sold under a sales agreement with Cowen and Company, LLC, which is applied to the registrant’s total registration fee.